[Press Release]

Date:            February 23, 2000
Contact:         Ned Reynolds (973) 455-8294
For Release:     Immediately
Release Number:  00-04

             GPU, INC. EXTENDS EXPIRATION DATE OF TENDER OFFER
                             FOR MYR GROUP INC.


Morristown, NJ - GPU, Inc. (NYSE:GPU) today announced that its wholly owned subsidiary GPX Acquisition Corp. had extended the expiration date of its tender offer for all of the outstanding shares of common stock of MYR Group Inc. (NYSE: MYR) to 12:00 midnight, New York City time, on March 24, 2000. As of the close of business on February 23, 2000, approximately 1,438,505 shares of Common Stock of MYR, or approximately 22.4% of all shares of Common Stock outstanding as of the commencement of the tender offer, were tendered pursuant to the terms of the tender offer.

GPU said that it had extended the expiration date of the tender offer because it had not yet received clearance under the Public Utility Holding Company Act from the Securities and Exchange Commission to complete the transaction and does not expect that it will receive such clearance before 12:00 midnight, New York City time, on February 29, 2000, the initial expiration date of the tender offer.

GPU, Inc. (NYSE: GPU), headquartered in Morristown, NJ, is a registered public utility holding company providing utility and utility-related services to customers throughout the world. GPU serves 4.6 million customers directly through its electric companies -- GPU Energy in the US, Midlands Electricity plc in the UK, and Emdersa in Argentina. It serves another 1.4 million customers indirectly through its electric and gas transmission subsidiaries GasNet and PowerNet in Australia. The company's independent power project business units own interests in and operate 22 projects in 7 countries and the US. GPU's 1999 revenues were $4.8 billion and its total assets were $21.7 billion. GPU's other subsidiaries include GPU Advanced Resources, Inc., GPU International, Inc., GPU Nuclear, Inc., GPU Service, Inc., and GPU Telcom Services, Inc. (http://www.gpu.com)